EXHIBIT 10.3


                         EXECUTIVE EMPLOYMENT AGREEMENT


         AGREEMENT made as of this 1st day of April, 1999, by and between Seal Holdings Corporation, a Delaware corporation, with its principal place of business at 5601 North Dixie Highway, Suite 411, Fort Lauderdale, Florida, 33334, USA (the "Company"), and Robert Tancredi, M.D. (the "Executive").

                               W I T N E S E T H:

         WHEREAS, the Company acknowledges that the Executive's experience, knowledge and abilities are potentially very valuable to the Company; and

         WHEREAS, the Company therefore desires to employ the Executive as its President and Chief Executive Officer, and the Executive is willing to serve in such capacity; and

         WHEREAS, the Company and the Executive desire to set forth the terms and conditions of such employment.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and the Executive agree as follows:

     1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive agrees to be employed by, and use his best efforts on behalf of, the Company and its affiliates on the terms and conditions herein contained.

     2. TERM. The Executive's employment under this Agreement shall be for a term commencing as of April 1, 1999 (the "Effective Date") and shall continue in force until April 1, 2002 (the "Initial Term") unless either the Executive or the Company shall notify the other of the termination of employment pursuant to
Section 7 hereof; provided, however, that if neither the Company nor the Executive has given the other party written notice at least six (6) months prior to the end of the Initial Term of an intent to terminate this Agreement as of the end of the Initial Term, the Initial Term shall be automatically extended for a period of one year (an "Extended Term") upon all the same terms and conditions as set forth herein. Furthermore, each Extended Term under this Agreement shall continue to be extended annually unless and until the Company or the Executive timely delivers such written notice at least six (6) months prior to the end of the then current Extended Term to terminate this Agreement as of the end of the then current Extended Term. The Initial Term and any Extended Term shall hereinafter be referred to as the "Employment Term."

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     3. DUTIES. At all times while Executive is an employee of the Company,
Executive shall perform the duties and obligations of the President and Chief Executive Officer of the Company. Executive shall report to the Company's Board of Directors (the "Board") and shall at all times perform his duties and obligations faithfully, diligently, and to the best of his ability, in accordance with the Company's policies and procedures, and shall instruct and require all those working with and under him to do the same. Executive's employment hereunder shall be on a full-time basis, and, except as permitted by the prior written consent of the Board, Executive shall devote substantially all of his productive time, ability, and attention to the business of the Company during the Employment Term.

     4. COMPENSATION. The executive shall be entitled to cash compensation as follows:

     4(a) Annual Base Salary. For Executive's services hereunder, the Company shall pay Executive an annual salary of Three Hundred Thousand Dollars ($300,000) (the "Base Salary"). The Base Salary shall continue to be paid (subject to increases set forth below) in accordance with the Company's normal procedures for paying salaried employees, but in no event less frequently than semi-monthly.

     4(b) Base Salary Increases. The Base Salary shall be further increased (the "Base Salary Increase") each April 1st (the "Adjustment Date"), commencing in 2000, based on the Executive's and the Company's performance results and the Annual Performance and Salary Review (as defined in Section 11(a) below).

     4(c) Bonuses. The Company will pay the Executive bonus amounts of Two Hundred Seventy Thousand Dollars ($270,000) on April 15, 2000, One Hundred Eighty Thousand Dollars ($180,000) on April 15, 2001, and Ninety Thousand Dollars ($90,000) on April 15, 2002 (each, respectively, a "Minimum Bonus"). With respect to each calendar year from and after January 1, 2001, the Board shall award to Executive an additional bonus (the "Additional Bonus"), as determined in the discretion of the Board, based on achieving the agreed-upon targets (as defined in Section 11(a) below). The Additional Bonus (which shall be inclusive of the Minimum Bonus in the years such Minimum Bonus is paid) is expected to range from thirty percent (30%) to ninety percent (90%) of the Executive's Base Salary (as increased from time to time under Section 4(b), with a target (the "Target Bonus"), for planning purposes only, established at sixty percent (60%) of Executive's Base Salary (as increased pursuant to Section 4(b)). Executive's Additional Bonus shall be paid at Executive's election, on April 15 of the year following the year to which the Additional Bonus pertains.

     4(d) Taxes. All amounts paid to Executive hereunder shall be subject to the applicable withholding of social security, federal, state, and other taxes and deductions as required by law.

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     5. BENEFITS. The Executive to shall be entitled to participate in all benefits offered to employees or similarly contracted officers including without limitation the following:

     5(a) Retirement Plans and other Benefits. During the Employment Term, Executive will be entitled to participate in any employee pension, retirement, savings, welfare or other benefit plan or program that the Company generally provides to executives at the Executive's level in accordance with the terms thereof as in effect from time to time. Without limiting the foregoing, during the Employment Term such benefits shall include: (i) participation in the Company's 401(k) retirement plan in accordance with the terms thereof as in effect from time to time; (ii) a monthly automobile allowance not to exceed $1,000 per month; (iii) participation, at the Company's expense, in a group term life insurance plan sponsored by the Company with a benefit for the Executive's designated beneficiaries, as applicable, in an amount equal to one times Executive's Base Salary; and (iv) participation, at the Company's expense, in a group long term disability plan which provides an annual benefit approximately equal to $10,000 per month.

     5(b) Vacation. During the Employment Term, the Executive shall be entitled to paid vacation each calendar year (prorated for any partial year during the Employment Term and without accrual from year to year) in accordance with the Company's policies thereon as in effect from time to time, but in no event less than four (4) weeks per calendar year.

     5(c) Expense Reimbursement. During the Employment Term, the Executive shall be entitled to incur on behalf of the Company reasonable and necessary business expenses in connection with his duties, and, upon submission of appropriate documentation, the Company shall pay or reimburse the Executive for all such reasonable and necessary expenses in accordance with its policies in effect from time to time.

     5(d) Relocation Assistance. In order to facilitate relocation of Executive's primary residence to Fort Lauderdale, Florida or its vicinity, the Company shall, following the presentation of documentation, reimburse the Executive for reasonable expenses not to exceed $10,000 without the Company's prior written consent, incurred by the Executive in connection with the relocation of the Executive and his family to Florida (the "Relocation Assistance"). Notwithstanding the foregoing, if the Executive's employment hereunder is terminated by the Company for "cause" (as that term in defined in Section 7(c) below) before April 1, 2002, the total amount of Relocation Assistance shall be repaid by Executive to the Company within thirty (30) days thereafter.

     6. STOCK OPTIONS. During the term, Executive shall be eligible to receive stock option awards as part of the Annual Performance and Salary Review and to participate in any other stock option plan instituted by the Company.

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     7. TERMINATION.

                  7(a)     Termination at Will

     7(a)1 By the Company. Subject to the provisions of Section 7(b) and 7(c)1 below, the Company may terminate this Agreement at any time, for any reason, or for no reason, either with or without "cause" (as that term is defined in Section 7(c) below). In the event that such termination is without "cause" the Company shall provide Executive with fifteen (15) days prior written notice.

     7(a)2 By Executive. Subject to the provisions of Section 7(d) and 7(c)2 below, Executive may terminate this Agreement at any time, for any reason, or for no reason, either with or without "good reason" (as defined in Section 7(c)2), by delivering thirty (30) days' prior written notice to the Company; provided, however, that the Company may, in its sole discretion, make such termination effective earlier.

     7(a)3 Continuation of Service. Upon payment of the Severance Pay (as defined in Section 7(b)1), the Executive agrees that, if requested by the Company, he will continue to provide services to the Company for a period of up to six months following such termination by the Company, with compensation and benefits to continue as set forth herein during said period.

     7(b) Termination By the Company Without Cause, by Notice from the Company of Nonextension of the Employment Term or by the Executive for Good Reason. If
(i) the Company terminates Executive other than for "cause" (as that term is defined in Section 7(c)1 below) or, (ii) the Company gives notice that this Agreement is not extended and is terminated as provided in Section 2, or (iii) if the Executive terminates his employment for "good reason" (as that term is defined in Section 7(c)2 below), in addition to payment of Executive's Base Salary, accrued vacation, bonus for the calendar year ending before the date of termination (if not yet paid) and reimbursable expenses through the date of termination, Executive shall be entitled to the following:

     7(b)1 Severance Pay. The Company shall pay Executive, within ten (10) days following such termination, a lump-sum amount equal to the greater of: (1) two times the sum of one (1) year's current Base Salary and Target Bonus (as defined below); or (2) the sum of (i) the monthly portion of the current Base Salary times the number of months (pro rated for partial months) remaining until April 1, 2002 (the "Termination Date"), plus (ii) the current Target Bonus (as defined below) for the year in which the Executive's employment terminates, plus the Target Bonus (as defined below) for each year (pro rated for any partial year) through the Termination Date (the "Severance Pay"). For purposes of the payment of Severance Pay under this Section 7(b)1 of this Agreement, the "Target Bonus" is sixty percent (60%) of the Executive's Base Salary as of the date of termination.

     7(b)2 Continuation Coverage. The Company shall pay, on behalf of Executive, for the maximum period for which COBRA coverage is available, the premiums payable in order to continue the same coverage of Executive and Executive's family under the Company's health insurance plan which exists as of the date of termination, unless and until Executive and Executive's family are otherwise covered by another health insurance plan (the "Continuation Coverage").

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     7(b)3 Accelerated Vesting. In addition to the Severance Pay and the
Continuation Coverage, in the event of such a termination of Executive's employment, any options to purchase the common stock of the Company previously granted to Executive and not otherwise vested shall be fully vested as of the date of termination of the Executive's employment pursuant to this Section 7(b).

     7(b)4 Outplacement Assistance. The Company shall provide the outplacement assistance as set forth in Section 7(e)4 below

     7(c) "Cause" and "Good Reason".

     7(c)1 Termination By the Company For Cause. For purposes of this Section 7, termination for "cause" shall include termination of Executive by the Company for the following, as determined by a majority vote of the Board: (a) a willful breach by Executive of any material provision of this Agreement that remains uncured by Executive after thirty (30) days written notice is received by Executive of such breach from the Board; (b) the Executive's habitual neglect of his duties; (c) the Executive's material dishonesty, misappropriation or fraud with regard to the Company (other than good faith expense account disputes); or
(c) the Executive's conviction of a felony. Termination of the Executive for cause by the Company shall be made by delivery to the Executive of a copy of a resolution duly adopted by the Board or of the board of directors of the ultimate parent of the Company following a Change of Control (if the Company has become a subsidiary) (the "Parent Board") at a meeting of such Board or, if applicable, such Parent Board called and held for such purpose, after thirty
(30) days' prior written notice to the Executive specifying the basis for such termination and the particulars thereof and, if applicable, a reasonable opportunity for the Executive to cure or otherwise resolve the behavior in question as provided in this Section, finding that in the reasonable judgment of such Board or, if applicable, such Parent Board, that such conduct has occurred.

     7(c)2 Termination By The Executive For Good Reason. For purposes of this
Section 7, termination for "good reason" shall include termination by Executive for the following: (a) a willful breach of any material provision of this Agreement by the Company that remains uncured after ten (10) days' written notice is received by the Company of such breach from Executive; or (b) the duties or title of the Executive, as set forth in Section 2, are diminished, including but not limited to the removal of, or failure to reelect, Executive as a member of the Board of the Company.

     7(d) Voluntary Termination By Executive. If Executive voluntarily terminates Executive's employment with the Company without good reason, as defined above, Executive shall not be eligible to receive any Severance Pay or other benefits as provided in Section 7(b) herein. Within 72 hours following such termination, Executive shall be paid Executive's Base Salary, bonus for the calendar year ending before the date of termination (if not yet paid) and accrued vacation and within ten (10) days following such termination, Executive shall be paid Executive's reimbursable expenses payable through the date of the termination of Executive's employment and a lump-sum amount equal to three (3) months' Base Salary. Termination by Executive pursuant to this Section 7(d) shall include the death or Disability (as defined herein) of Executive. For the purposes of this Section 7(d), Disability shall mean any physical or mental disability which causes Executive to be unable to substantially perform Executive's normal duties as an employee of the Company; provided, however, that Executive shall be considered disabled until: (i) Executive has been so disabled for one hundred eighty (180) days; (ii) Executive's attending physician shall have furnished to the Company certification that the return of the Executive to his duties as an employee of the Company is impossible or improbable; and (iii) Executive is determined to be totally disabled (within the meaning of Subsection
(i) hereof) by the disability insurer then insuring Executive, if any. In the case of a voluntary termination under this Section 7(d) (other than because of the death or Disability of Executive), if the Company requests, the Executive will continue to provide services to the Company as a consultant, without pay in addition to the amount set forth herein, during the three (3) months following the date of the Executive's employment terminates.

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     7(e) Change of Control.

     7(e)1 Definitions. For the purposes of the Agreement, the following terms shall be defined as follows:

          (i) "Change of the Ownership of the Company" shall mean either: (a) the date that any person, persons, entity or group, (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than by the Company, any trustee or any person or other entity or company owned directly or indirectly or controlled by or under common control with the current shareholders of the Company) ("Person"), acquires the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act ("Rule 13d-3")) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company ("Outstanding Voting Securities"); or (b) the date that any Person, acquires the beneficial ownership (with in the meaning of rule 13d-3) of twenty percent (20%) or more of the combined voting power of the then Outstanding Voting Securities and the Board determines that a Change in the Ownership of the Company, pursuant to this Section 7(e), has occurred.

          (ii) "Change of Effective Control of the Company" shall mean that: (A) within any 24-month period, the persons who were directors immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a Person (other than the Board) or who has entered into an agreement to effect a Change of Control or expressed an intention to cause such a Change of Control); and

          (iii) "Change of Ownership of a Substantial Portion of the Company's Assets" shall mean the date on which any Person acquired (or had acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total fair market value equal to, or more than, thirty three and one-period percent (33-1/3%) of the total fair market value of all of the assets of the Company immediately prior to such acquisitions; provided that, such determination shall exclude a transfer of assets to any entity in which the Company has a substantial equity investment and any transfer of assets pursuant to a transaction in which the Company maintains management services or other significant services with respect to the transferred assets. All determinations of the applicability of this Section shall be made consistent with the Proposed Regulations Section 1.280G-1 promulgated by the Internal Revenue Service, or any successor regulation.

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For purposes of this Agreement a "Change in the Ownership of the Company," a
"Change in Effective Control of the Company" and a "Change of a Substantial Portion of the Company Assets" shall hereinafter be collectively referred to as a "Change of Control."

     7(e)2 Change of Control Payment. Following a Change of Control, in the event Executive terminates his employment with the Company for any reason or no reason, within the period commencing six (6) months after a Change of Control and ending twelve (12) months after a Change of Control, or the Executive's employment is terminated by the Company involuntarily (with or without cause) within twenty-four (24) months after a Change of Control, in lieu of the payment specified in Section 7(b) hereof, the Company shall immediately pay to Executive the sum of the following amounts: (i) Executive's accrued Base Salary; (ii) Executive's accrued vacation pay; (iii) reimbursement for expenses through the date of Change of Control; (iv) the bonus for the calendar year ending prior to the date of termination (if not yet paid) and (v) three (3) times the sum of Executive's current annual Base Salary, plus Target Bonus (the "Change of Control Payment"). In addition to the foregoing amounts, in the event that any portion of the Change of Control Payment shall be deemed to be an "excess parachute payment" under Section 28OG of the Internal Revenue Code of 1986, as amended, or any replacement statute, the amount of the Change of Control Payment shall be increased to a new amount (the "Modified Change of Control Payment") such that the Modified Change of Control Payment less the excise tax payable by Executive on the Modified Change of Control Payment is equal to the Change of Control Payment.

     7(e)3 Accelerated Vesting. Immediately upon a Change of Control, regardless of whether Executive remains employed by the Company, any options to purchase the common stock of the Company previously granted to Executive and not otherwise vested shall be fully vested as of the date of the Change of Control.

     7(e)4 Outplacement Assistance. In order to ease Executive's transition to new employment, in the event of a voluntary or involuntary termination of Executive's employment under this Section 7(e), the Company shall provide Executive with an office, telephone and secretary, similar to those used by Executive prior to the termination of Executive's employment, for a period of up to six (6) months.

     7(e)5 Disputed Issues. In the event of a dispute between Executive and the Company arising under or relating to this Section 7(e), such dispute shall be submitted to binding arbitration pursuant to the provisions of Section 11(i) below, provided, however, that if such a dispute is submitted to arbitration, the Company shall continue to pay Executive his Base Salary until such time as there is a final resolution and the Company shall pay Executive's reasonable attorneys' fees, costs and expenses incurred in connection with such proceeding whether or not Executive is the prevailing party.

     7(e)6 In addition, the Executive shall be entitled to the compensation provided for in Section 7(e)(2) hereof, if, (A) in the event that an agreement or letter of intent is signed which, if consummated, would result in a Change of Control and the Executive is terminated for no reason prior to the Change of Control and (B) such termination is at the direction of the acquiror or merger partner or otherwise in connection with the anticipated Change of Control.

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     8. BOARD OF DIRECTORS. During the Employment Term, the Company hereby agrees to take all action necessary to recommend the Executive for election to the Board and include the Executive in its proposed slate of Directors and to use its best efforts to have the Executive elected by the shareholders.

     9. CONFIDENTIALITY AND RETURN OF DOCUMENTS. During the Employment Term, Executive will have access to and become acquainted with what Executive and the Company acknowledge are trade secrets and other confidential information which are owned by the Company, including, without limitation, any and all files, records, documents, specifications, equipment, and similar items of or related to the Company, its operations, and its businesses, whether prepared by Executive or otherwise coming into Executive's possession (collectively, the "Information"). Executive shall not disclose the Information, directly or indirectly, or use it in any way, during the Employment Term or thereafter except as required in the course of Executive's employment with the Company. Upon termination (voluntary or otherwise) of this Agreement, Executive shall immediately deliver to the Company any and all property, files, records and other documents in Employee's possession or under Executive's control belonging to the Company, including all copies of such documents and any credit cards.

     10. COVENANT NOT TO COMPETE. During the Employment Term and for a period of one (1) year following expiration of the Employment Term, within fifty (50) miles of any location at which the Company or its affiliates are engaged in business, the Executive shall not, directly or indirectly, whether as an executive, employer, consultant, agent, principal, partner, member, material (5% or greater) stockholder, corporate officer or director, or in other individual or representative capacity, whether or not for compensation, engage in or participate in or render services to any business or activity which is competitive in any manner whatsoever with the Company or any of its affiliates engaged in the business of outpatient medical, diagnostic and surgical facilities. This Section 10 shall not apply in the event Executive ceases to be employed by the Company following a Change of Control under Section 7(e). Further, this Section 10 shall not apply in the event of termination of employment as described in Section 7(b); provided that, Executive shall first waive in writing all rights to receive Severance Pay and any other benefits defined in Section 7(b) other than Executive's Base Salary, accrued vacation and reimbursable expenses payable through the date of the termination of Executive's employment.

     If any restriction set forth with regard to competition is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this Section 10 shall be declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section 10 which shall remain in full force and effect.

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     11. MISCELLANEOUS PROVISIONS.

     11(a) Annual Performance and Salary Reviews. For each calendar year from and after January 1, 2000, operational and financial targets for performance for any one calendar year shall be established by the Board, based on the earnings of the Company and other criteria as determined by mutual agreement between Executive and the Board, on or before March 31st of that year. For each calendar year from and after January 1, 2000, the Company shall, in accordance with standards and policies to be recommended by the Compensation Committee of the Board and established by the Board, conduct annual executive performance and salary reviews (the "Annual Performance and Salary Review")

     11(b) Directors and Officers Indemnity Agreement. The Company shall provide Executive with a Directors and Officers Indemnity Agreement to be mutually agreed upon between Executive and the Board.

     11(c) Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit in the United States mail, as follows:

  If to the Company, to:             Seal Holdings Corporation
                                     5601 North Dixie Highway
                                     Suite 411
                                     Fort Lauderdale, Florida 33334
                                     Attention:  the General Counsel

  If to the Executive, to:           His last shown address on the books
                                     of the Company.

     Any party may by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

     11(d) Governing Law. This Agreement shall be governed by, and construed under and in accordance with the laws of the State of Florida.

     11(e) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter contained herein and supersedes all prior agreements, representations, and understandings of the parties.

     11(f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     11(g) Severability. If any provisions of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

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     11(h) Arbitration. Any dispute or controversy arising out of or relating to this Agreement, or the breach hereof, other than injunctive relief or other equitable relief pursuant to Section 9 hereof, shall be settled exclusively by arbitration conducted in the City of Miami in the State of Florida in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association as then in effect before three (3) arbitrators. The decision of the arbitrators shall be final and binding on the parties hereto and judgment may be entered on the arbitrators' award in any court having jurisdiction.

     11(i) Expenses of Arbitration and Legal Proceedings. In the event of any proceeding arising out of this Agreement, the Company shall in all circumstances be responsible for its expenses and in any proceeding in which the Executive takes action against the Company shall also be responsible for the Executive's reasonable expenses; such expenses of the parties will include, without limitation, arbitration and/or court costs and reasonable attorney's fees, cost and expenses, whether or not any such proceeding is prosecuted to judgement. All such expenses of the Executive for which the Company is liable pursuant to this paragraph shall be paid promptly, but in any event within ten (10) business days after the Executive provides the Company with a statement and reasonable documentation of such amounts to be recovered. In connection with proceedings in which the Executive does not prevail, the Executive shall reimburse the Company for such amounts; provided, however, the Executive shall not be responsible for any such amounts if the action is settled by the Company and the Executive or if any material portion of the Executive's claim prevails, be responsible for his own expenses, except as provided in Section 7(e)5 above.

     11(j) Other Legal Fees. Within five (5) days following presentation by the Executive of documentation of reasonable legal fees and expenses incurred by the Executive in connection with entering into this Agreement, the Company shall pay to the Executive an amount equal to such reasonable legal fees and expenses.

     11(k) Executive's Representation. The Executive represents and warrants to the Company that there is no legal impediment to him performing his obligations under this Agreement and neither entering into this Agreement nor performing his contemplated service hereunder will conflict with or result in any breach or default under any agreement, contract or arrangement which the Executive is a party to or violated any other legal restriction.

     12. SUCCESSORS; BINDING AGREEMENT, ASSIGNMENT. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's estate or designated beneficiary. Neither this Agreement nor any right arising hereunder may be assigned or pledged by the Executive.

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     13. AMENDMENT; WAIVER. No provision of this Agreement may be amended, altered modified, waived or discharged unless such amendment, alteration, modification, waiver or discharge is agreed to in writing signed by the Executive and such officer of the Company as shall be specifically designated by the Committee or by the Board. No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Agreement or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

     14. OBLIGATIONS ABSOLUTE; NONEXCLUSIVITY OF RIGHTS; JOINT SEVERAL LIABILITY. The obligations of the Company to make the payment to the Executive, and to make the arrangements, provided for herein shall be absolute and unconditional and shall not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executives or any third party at any time.

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     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand as of the date first set forth above.


                                   THE COMPANY

                                             SEAL HOLDINGS CORPORATION



                                             By:/s/ M. Lee Pearce, MD
                                             _________________________
                                                    M. Lee Pearce, MD
                                                    Chairman of the Board


                                                    THE EXECUTIVE

                                             By:/s/ Robert G. Tancredi, M.D.
                                             _________________________
                                                    Robert G. Tancredi, M.D.